EXHIBIT (e)(13)

SUPPLEMENT TO

DISTRIBUTION CONTRACT

PIMCO Funds: Pacific Investment Management Series

840 Newport Center Drive

Newport Beach, California 92660

August 19, 2003

PIMCO Advisors Distributors LLC

2187 Atlantic Avenue

Stamford, CT 06902

RE:	PIMCO All Asset All Authority Fund
PIMCO European StocksPLUS TR Strategy Fund
PIMCO Far East (Ex-Japan) StocksPLUS TR Strategy Fund
PIMCO International StocksPLUS TR Strategy Fund
PIMCO Japanese StocksPLUS TR Strategy Fund
PIMCO RealEstateRealReturn Strategy Fund
PIMCO StocksPLUS Municipal-Backed Fund
PIMCO StocksPLUS Short Strategy Fund

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and PIMCO Advisors Distributors LLC (the “Distributor”) as follows:

1.    The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO All Asset All Authority, PIMCO European StocksPLUS TR Strategy, PIMCO Far East (Ex-Japan) StocksPLUS TR Strategy, PIMCO International StocksPLUS TR Strategy, PIMCO Japanese StocksPLUS TR Strategy, PIMCO RealEstateRealReturn Strategy, PIMCO StocksPLUS Municipal-Backed and PIMCO StocksPLUS Short Strategy Funds (the “Funds”) are separate investment portfolios of the Trust.

2.    The Trust and the Distributor have entered into an Distribution Contract (the “Contract”) dated May 5, 2000, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

3.    As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Funds and the Distributor hereby acknowledges that the Contract shall pertain to the Funds, the terms and conditions of such Contract being hereby incorporated herein by reference.

4.    This Supplement and the Contract shall become effective with respect to the Funds on August 19, 2003 and shall continue in effect with respect to the Funds for a period of more than two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or by the vote of a majority of the Trust’s outstanding voting securities (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Trust upon 60 days’ written notice to the Distributor and by the Distributor upon 60 days’ written notice to the Trust.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS: PACIFIC INVESTMENT MANAGEMENT SERIES

By:

Title:	President and Trustee

ACCEPTED:

PIMCO ADVISORS DISTRIBUTORS LLC

By:

Title:	Managing Director

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